As filed with the Securities and Exchange Commission on November 2, 2009
Registration No. 333 — •

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Art Technology Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	04-3141918
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

One Main Street, Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip code)
1999 Employee Stock Purchase Plan
(Full title of the plan)
Robert D. Burke
President and Chief Executive Officer
Art Technology Group, Inc.
One Main Street
Cambridge, Massachusetts 02142
(Name and address of agent for service)
(617) 386-1000
(Telephone number, including area code, of agent for service)
Copies to:
John D. Patterson, Jr., Esq.
Robert W. Sweet, Jr., Esq.
Foley Hoag LLP
Seaport World Trade Center West
155 Seaport Boulevard
Boston, Massachusetts 02210
Telephone: (617) 832-1000
Telecopy: (617) 832-7000
     Indicated by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed maximum	Proposed maximum	Amount of
securities to be	to be	offering price	aggregate	registration
registered	registered	per share	offering price	fee
Common stock, $0.01 par value (1)	1,500,000 (2)(3)	$4.075 (4)	$6,112,500	$341.08

(1)	Each share includes one right to purchase shares of the Registrant’s series A junior participating preferred stock pursuant to the terms of a Rights Agreement, dated September 26, 2001, between the Registrant and EquiServe Trust Company, N.A.

(2)	Represents shares of the Registrant’s common stock issuable pursuant to awards granted under the 1999 Employee Stock Purchase Plan, as amended, of Art Technology Group, Inc. (the “1999 Employee Stock Plan”).

(3)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 1999 Employee Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(4)	The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee of shares reserved for future issuance based on the average of the high and low price of the Registrant’s common stock as quoted on the Nasdaq Global Market on October 29, 2009.

          This Registration Statement is filed pursuant to General Instruction E to Form S-8 by Art Technology Group, Inc., a Delaware corporation (the “Registrant”) to register 1,500,000 shares of the Registrant’s common stock, $0.01 par value per share, issuable pursuant to the Registrant’s 1999 Employee Stock Purchase Plan, as amended, (“1999 Employee Stock Plan”), which shares are in addition to those previously registered on the Forms S-8 (File Nos. 333-83321, 333-100003, 333-106058, and 333-135487) filed with the Securities and Exchange Commission on July 21, 1999, September 23, 2002, June 12, 2003, and June 30, 2006, respectively (the “Original Registration Statements”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The Registrant incorporates herein by reference the contents of the previously filed Original Registration Statements and the following documents filed with the Securities and Exchange Commission:
(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Commission pursuant to Section 13 of the Exchange Act on March 2, 2009;

(b)	the Registrant’s Quarterly Reports on Form 10-Q filed on May 8, 2009 and August 6, 2009, and Form 10-Q/A filed on August 26, 2009;

(c)	the portions of the Registrant’s Proxy Statement for the 2009 annual meeting of stockholders, as filed with the Commission on April 21, 2009, that are deemed “filed” under the Securities Exchange Act of 1934, as amended;

(d)	the Registrant’s Current Reports on Form 8-K filed on March 30, 2009 and May 27, 2009; and

(e)	the description of the Registrant’s common stock and related preferred stock purchase rights contained in the Registrant’s registration statement on Form 8-A filed on July 12, 1999, together with amendments and reports filed for the purpose of updating that description, including Amendment No. 1 to Form 8-A filed on October 2, 2001; and

(f)	the description of the Registrant’s Series A junior participating preferred stock contained in Exhibit A to the Rights Agreement dated September 26, 2001 between us and EquiServe Trust Company, N.A., as Rights Agent, incorporated by reference to Exhibit 4.1 to Registrant’s current report on Form 8-K filed with the SEC on October 2, 2001, and all amendments and reports updating such description.
          All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the dates of filing of those documents.
          Under no circumstances will any information filed or furnished under items 2.02, 7.01 or 9.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary. Similarly, under no circumstances will any information filed or furnished under item 8.01 of Form 8-K solely for purposes of satisfying the requirements of Regulation FD of the Exchange Act be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary. The Registrant does not incorporate the contents of its website into this prospectus.
          You may request a copy of the filings incorporated by reference herein, at no cost, by writing or telephoning the Registrant at:
Art Technology Group, Inc.
One Main Street
Cambridge, Massachusetts 02142
(617) 386-1000
          You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          The validity of the securities registered hereby is being passed upon for the Registrant by Foley Hoag LLP, Boston, Massachusetts.
Item 6. Indemnification of Directors and Officers.
          Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant has included such a provision in its charter.
          Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which such person is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.
          Article Eighth of the Registrant’s charter provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.
          Article Ninth of the Registrant’s charter provides that a director or officer of the Registrant:
     (a) shall be indemnified by the Registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against such person by virtue of his or her position as a director or officer of the Registrant if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and
     (b) shall be indemnified by the Registrant against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against such person by virtue of his or her position as a director or officer of the Registrant if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses.
          Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including the dismissal of an action without prejudice, such person is required to be indemnified by the Registrant against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his or her request, provided that such person undertakes to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses.
          Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.
          Article Ninth of the Registrant’s charter further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.
          The indemnification provisions contained in our charter and by-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors, or otherwise. In addition, we maintain insurance on behalf of our directors and officers insuring them against liabilities asserted against them in their capacities as directors or officers or arising out of such statuses.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          The following exhibits are included as part of this registration statement.

		Filed with	Incorporated by reference
Exhibit		this Form		Filing Date with	Exhibit
Number	Description	S-8	Form	SEC	Number
4.1	Amended and Restated Certificate of Incorporation of Art Technology Group, Inc.		S-8	June 12, 2003	4.1

4.2	Amended and Restated By-Laws of Art Technology Group, Inc.		S-3	July 6, 2001	4.2

4.3	Specimen common stock certificate		S-1/A	July 13, 1999	4

4.4	Rights Agreement dated September 26, 2001 between Art Technology Group, Inc. and Computershare Investor Services f/k/a EquiServe Trust Company, N.A., as rights agent		8-K	October 2, 2001	4.1

4.5	Art Technology Group, Inc. 1999 Employee Stock Purchase Plan, as amended	X

5.1	Legal opinion of Foley Hoag LLP	X

23.1	Consent of Ernst & Young LLP	X

23.2	Consent of Foley Hoag LLP (contained in Exhibit 5.1)	X

24.1	Power of Attorney (included on the signature page of this registration statement)	X
Item 9. Undertakings.
          Incorporated by reference to the Original Registration Statements.
SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 2nd day of November, 2009.

ART TECHNOLOGY GROUP, INC.
By:	/s/ Robert D. Burke
Robert D. Burke
President and Chief Executive Officer

POWER OF ATTORNEY
          KNOW ALL BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Robert D. Burke and Julie M.B. Bradley, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for him or her, or any or all of them, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the indicated capacities as of this 2nd day of November, 2009.

Signature	Title

/s/ Robert D. Burke	President, Chief Executive Officer and Director
Robert D. Burke	(Principal Executive Officer)

/s/ Julie M.B. Bradley	Senior Vice President and Chief Financial Officer
Julie M.B. Bradley	(Principal Financial and Accounting Officer)

/s/ Daniel C. Regis	Chairman of the Board
Daniel C. Regis

/s/ Michael A. Brochu	Director
Michael A. Brochu

/s/ David B. Elsbree	Director
David B. Elsbree

/s/ John R. Held	Director
John R. Held

/s/ Ilene H. Lang	Director
Ilene H. Lang

/s/ Mary E. Makela	Director
Mary E. Makela

/s/ Phyllis S. Swersky	Director
Phyllis S. Swersky

EXHIBIT INDEX

		Filed with	Incorporated by reference
Exhibit		this Form		Filing date with	Exhibit
Number	Description	S-8	Form	SEC	number
4.1	Amended and Restated Certificate of Incorporation of Art Technology Group, Inc.		S-8	June 12, 2003	4.1

4.2	Amended and Restated By-Laws of Art Technology Group, Inc.		S-3	July 6, 2001	4.2

4.3	Specimen common stock certificate		S-1/A	July 13, 1999	4

4.4	Rights Agreement dated September 26, 2001 between Art Technology Group, Inc. and Computershare investor Services, f/k/a EquiServe Trust Company, N.A., as rights agent		8-K	October 2, 2001	4.1

4.5	Art Technology Group, Inc. 1999 Employee Stock Purchase Plan, as amended	X

5.1	Legal opinion of Foley Hoag LLP	X

23.1	Consent of Ernst & Young LLP	X

23.2	Consent of Foley Hoag LLP (contained in Exhibit 5.1)	X

24.1	Power of Attorney (included on the signature page of this registration statement)	X